EXHIBIT 21


                             SUPERIOR SERVICES, INC.
                                  SUBSIDIARIES
                             As of December 31, 1996


                                                Jurisdiction
                                                     of           Percent
                          Name                  Incorporation    Ownership


     Valley Sanitation Co., Inc.                 Wisconsin        100.0%

     Superior Services of Elgin, Inc.             Illinois        100.0%

     Superior of Wisconsin, Inc.                 Wisconsin        100.0%

     Superior Special Services, Inc.             Wisconsin        100.0%

     Superior Glacier Ridge, Inc.                Wisconsin        100.0%

     Land & Gas Reclamation, Inc.                Wisconsin        100.0%

     Superior Emerald Park Landfill, Inc.        Wisconsin        100.0%

     Superior Cranberry Creek Landfill, Inc.     Wisconsin        100.0%

     Superior Construction Services, Inc.        Wisconsin        100.0%

     Sharps Incinerator of Fort, Inc.            Wisconsin        100.0%

 **  Summit, Inc.                                Wisconsin        100.0%

 **  Hardrock, Inc.                              Wisconsin        100.0%

     Superior FCR Landfill, Inc.                 Minnesota        100.0%

     Superior Oak Ridge Landfill, Inc.            Missouri        100.0%

     Superior Seven Mile Creek Landfill, Inc.    Wisconsin        100.0%

     Superior of Missouri, Inc.                   Missouri        100.0%

     ____________________
 **  Second-tier subsidiaries